AGREEMENT TO SUPPLY SAND & GRAVEL IN PLACE


     Agreement entered into as of the 30th day of October, 1997, between JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, having its principal place of business at 99 High Street, Boston, Massachusetts 02117 (hereinafter referred to as "Seller"), and CROWN PAPER CO., a Virginia corporation having its principal place of business at 300 Lakeside Drive, Oakland, California 94612-3592 (hereinafter referred to as "Buyer").

WHEREAS, Buyer desires to obtain a long-term supply of sand and gravel for use at its landfill in Success, New Hampshire, where it disposes of wastewater treatment plant sludge from its Berlin pulp mill and Gorham paper mill, as well as for other uses;

WHEREAS, Seller has purchased from Buyer, pursuant to a Timberland Acquisition Agreement dated as of October 21, 1997, the land in Success, New Hampshire, from which Buyer has heretofore obtained the sand and gravel needed for its landfill; and

WHEREAS, Buyer and Seller desire to enter into a long-term agreement under which Seller will supply Buyer with sand and gravel from Seller's newly acquired land in Success, New Hampshire,

NOW THEREFORE, for and in consideration of the mutual promises and benefits herein contained, Buyer and Seller agree to the purchase and sale of sand and gravel in accordance with the terms and subject to the conditions set forth herein.

1. MATERIALS SOLD

     Seller agrees to supply and sell sand and gravel to Buyer, on the terms and conditions set forth in this agreement, in, on, and under the following described land in the unincorporated Town


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of Success, Coos County, New Hampshire, described more fully in Exhibit A hereto
(the "Subject Properties").

2. BUYER'S EXCLUSIVE RIGHTS: SELLER'S RESERVED RIGHTS

     Buyer shall have the exclusive right to enter on the Subject Properties at any and all times during the term of this agreement to remove the sand and gravel for Buyer's use and not for resale, in accordance herewith. Seller reserves to itself the right to go on and use the Subject Properties, for any purpose, without unreasonable interference with the sand and gravel operations of Buyer. However, Seller shall not remove sand and gravel from the Subject Properties except for use in operating and managing timberlands owned by Seller in the Town of Success and contiguous towns. Seller shall not sell, or grant, lease, or license any rights to remove, sand and gavel from the Subject Properties to any person other than Buyer.

3. TERM AND TERMINATION

     (a) Initial Term and Automatic Extension. The initial term of this Agreement shall be deemed to have commenced as of the effective date of this Agreement as set forth in the first paragraph on the first page of this Agreement (the "Effective Date") and shall continue for a period of twelve (12) years from the Effective Date of this Agreement and shall be automatically extended for successive terms of three years unless written notice is given by either party of such party's intent to terminate this Agreement at least thirty-three months prior to the end of the term (including any extension thereof). This Agreement may be terminated prior to the end of the term (or any extension thereof) in accordance with the provisions of Sections 3(b) and 3(c).

     (b) Termination by Buyer. Buyer may terminate this Agreement upon one hundred twenty (120) days notice to Seller.


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     (c) Termination by Either Party. This Agreement may be terminated by either party upon or after the occurrence of any of the following events;

          (i) the failure by the other party to make any payment due hereunder within ten (10) days after receipt of written demand therefor;

          (ii) a breach by the other party of any of the material terms or conditions of this Agreement which is not cured within ninety (90) days after receipt of written notification thereof, provided, however, that the ninety-day cure period shall be extended to account for any period during which cure is made impossible or impractical by seasonal or weather conditions;

          (iii) the depletion of sand and gravel reserves on the Subject Properties;

          (iv) if buyer sells its Berlin pulp mill or Gorham paper mill and the purchaser of such sold mill does not accept assignment of this Agreement within thirty (30) days of such sale;

          (v) the entry of an "Order for Relief" naming the other party as a "Debtor" under Title 11 of the United States Code or upon the entry of a decree or order by a court having competent jurisdiction in respect to any petition filed or action respecting a party directly involved in a reorganization, arrangement, creditors composition, readjustment, liquidation, dissolution, bankruptcy or similar relief under any other present or future statute, law or regulation, whether or not resulting in the appointment of a receiver, liquidator, assignee, trustee, custodian, or other similar official, and the continuation of any such decree or order is unstayed and in effect for a period of ninety (90) consecutive days; or


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          (vi) the making by the other party of an assignment for the benefit of creditors, or the admission by such party in writing of its inability to pay its debts generally as they become due, or the taking of action by such party in furtherance of any such action.

4. PRICING; PAYMENT; MINIMUM QUANTITIES.

     (a). Buyer agrees to pay the following initial prices for sand and gravel removed from the Subject Properties:

          Sand $ 1.00 per cubic yard

          Gravel $ 2.25 per cubic yard

     Cubic yard quantities shall be calculated based upon the number of truckloads of sand and gravel removed from the Subject Properties multiplied by the rated cubic yard capacity of the dump body of each truckload hauled away. No payment is due for sand and gravel stockpiled on the Subject Properties until such stockpiled material is hauled away and removed from the Subject Properties. Within 30 days of the end of every month during which Buyer has removed sand or gravel from the Subject Properties, Buyer shall submit to Seller a report detailing the daily quantities of sand and gravel removed, accompanied by payment for such quantities.

     (b) Prices for sand and gravel will be subject to adjustment on January 1, 2000, and on January 1 of every second year thereafter (the "price adjustment dates"). Thirty (30) days prior to each price adjustment date, Buyer and Seller shall negotiate in good faith and according to commercially reasonable standards in order to agree upon appropriate price adjustments, if any. If Buyer and Seller are unable to agree upon price adjustments prior to a price adjustment date, this Agreement shall nonetheless remain in full force and effect, and Buyer shall continue to pay for purchases after such price adjustment date based upon the prices in effect immediately prior to


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such price adjustment date, with Buyer or Seller, as appropriate, making a subsequent and retroactive adjustment (payment or credit) for such purchases within thirty (30) days of the date on which new prices are determined. If Buyer and Seller have not agreed to price adjustments within sixty (60) days after a price adjustment date, the adjusted prices are to be determined as follows:
Buyer and Seller shall each name a competent appraiser within seven (7) days, and the two appraisers shall select a third within fourteen (14) days, and the three appraisers shall determine fair and reasonable prices within twenty-one
(21) days of the selection of the third appraiser. Prices agreed upon by a majority of the appraisers shall be accepted as final by Buyer and Seller.

     (c) Buyer agrees to purchase during each calendar year during the term hereof a minimum quantity of twenty thousand (20,000) cubic yards of sand and/or gravel (the "annual minimum"). For example, the annual minimum will be met if Buyer purchases during a calendar year any combination of sand and/or gravel totaling twenty thousand cubic yards, such as twelve thousand cubic yards of sand and eight thousand yards of gravel. The amount by which Buyer's purchases of sand and gravel in a given year fall short of the annual minimum shall be referred to as the "shortfall" for such year, which shall be referred to as a "shortfall year." To determine the effect, if any, of a shortfall, quantities of sand and gravel purchased in excess of the annual minimum ("excess purchases") in the year immediately before and in the year immediately after a shortfall year shall be added to the actual purchases in the shortfall year, and if the total of such excess purchases plus the actual purchases in the shortfall year exceed the annual minimum, then there will be no breach of the annual minimum requirement for such shortfall year. By way of example, if actual purchases are 14,000 cubic yards in year 2000, then that year is a shortfall year; however,


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if purchases in 1999 were 22,000 cubic yards and purchases in 2001 are 24,000 yards, then the 6,000 cubic yards of excess purchases compensate for the shortfall and there is no breach of the annual minimum requirement for year 2000. If there is a breach of the annual minimum requirement due to a shortfall that is not compensated for by excess purchases, Buyer shall have no obligation to pay for the shortfall. The only consequence of such a breach of the annual minimum requirement is that Buyer's rights under this Agreement shall cease to be exclusive, in which case (i) Seller may sell sand and gravel to anyone, and
(ii) Buyer's obligation under Section 6(a) to pay any costs of maintaining and obtaining permits and licenses shall cease. No annual minimum will be applicable to any partial calendar year during the term hereof if such partial calendar year is less than one hundred eighty (180) days duration, but a prorated annual minimum will apply to any such partial year of one hundred eighty (180) days duration or longer.

     (d) Seller agrees to allow Buyer to remove and purchase an indeterminate quantity of sand and gravel from the Subject Properties, with no annual or cumulative maximum quantities, limited only by the depletion of sand and gravel reserves on the Subject Properties.

5. OPERATIONS; ROADS; MACHINERY AND EQUIPMENT.

     (a) Buyer agrees to perform all labor and provide all equipment necessary for the exploration, extraction, processing, loading, and hauling of the sand and gravel.

     (b) Buyer and Seller will consult, confer, and cooperate in exploring for, planning and locating new sand and gravel pits, expanding pits, establishing stockpile or processing areas, and clearing brush and timber as needed for such purposes. Before commercial timber is to be cut for the above purposes, Buyer and Seller will, in good faith and with commercial reasonableness, consult and agree upon the quantities, varieties, and current stumpage value of such timber.


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     (c) In order to obtain access to the Subject Properties, and to carry on its operations, Buyer shall have the right to make use of and, if Buyer so desires, improve all roadways now existing on the Subject Properties, and shall have the right to build such additional roads as may be necessary for the excavation, processing, stockpiling and removal of sand and gravel. In maintaining, improving, or building such roads, Buyer may use sand, gravel, and fill from the Subject Properties. Buyer shall not be required to pay for such materials so used. Any road not in use by Buyer shall be left in a condition at least as good as existed before use by Buyer under this agreement. Buyer shall consult and confer with Seller as to the location, layout, and standards of new roads that may be required, but Seller shall not unreasonably withhold approval of any such new road. Buyer and Seller shall negotiate in good faith to share the costs of construction and maintenance of any such roads that will be used to a significant extent by Seller, based on the relative use of such roads by Buyer and Seller. Buyer and Seller may construct and maintain gates on roads as either may require, at the cost of the party so requiring, provided that the other party shall be given keys thereto.

     (d) Buyer shall have the right to place on the Subject Properties machinery, equipment, sand and gravel processing plants, tool sheds, and other structures required by it in connection with its operations, with the full right to remove all the machinery, equipment and structure within one hundred eighty
(180) days after termination of this agreement.

     (e) Buyer shall have the right to drill water wells on the described land for use in connection with sand and gravel operations. On permanent cessation of the use of any well, or on termination of this agreement, Buyer shall leave the well and the well casing for the use of Seller, but Buyer may remove any pumps or motors it has installed or caused to be installed.


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6. PERMITS; TAXES

     (a) Buyer shall be responsible for obtaining and/or maintaining all permits and licenses required by law for sand and gravel extraction operations on the Subject Properties, and Buyer shall pay all costs associated with such permitting and licensing, including, but not limited to, engineering studies, application fees, monitoring tests, and environmental studies. Seller and Buyer shall cooperate, consult and confer to plan sand and gravel operations in accordance with existing permits and licenses and to obtain new permits and licenses as needed, and Seller, as property owner, shall provide any and all approvals and signatures that are necessary to maintain and/or obtain such permits and licenses.

     (b) Seller shall be responsible for payment of and filing all reports and returns for Property Taxes, Excavation Taxes, and Excavation Activity Taxes relating to the Subject Properties.

     (c) Buyer shall be responsible for any taxes on any machinery, equipment, or structures that it owns.

7. RECLAMATION

     On conclusion of operations of any significant portion of the Subject Properties and on termination of this agreement, Buyer shall perform at its cost any reclamation work required by law or under the applicable permits, and remove Buyer's machinery, equipment, and structures.

8. COMPLIANCE WITH LAW

     Each party agrees to comply with all applicable laws, statutes, ordinances, and governmental rules and regulations applicable to the subject matter of this Agreement.



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9. INDEMNITY

     (a) Buyer will hold Seller harmless from all claims that may arise solely out of its occupation of the Subject Properties and operations conducted thereon by it, its employees, agents, or contractors and shall indemnify and defend Seller against any suit, claim, judgment or demand whatsoever arising out of the breach of this agreement by Buyer or the negligence or willful misconduct of Buyer in the exercise of any of its rights pursuant to this agreement, provided that Seller is not a contributing cause to the events giving rise to such suit, claim, demand or judgment.

     (b) Seller will hold Buyer harmless from all claims that arise solely out of its ownership of the Subject Properties and shall indemnify and defend Buyer against any suit, claim, judgment or demand whatsoever arising out of the breach of this agreement by Seller or the negligence or willful misconduct of Seller, provided that Buyer is not a contributing cause to the events giving rise to such suit, claim, demand or judgment.

     (c) The obligations of the parties under this section shall survive the expiration or termination of this agreement.

10. FORCE MAJEURE

     Neither Buyer nor Seller shall be liable for failure to perform any of its obligations under this Agreement during any period in which performance is prevented by any cause beyond such party's control, which causes are called "force majeure" below. For purposes of this Agreement, "force majeure" includes, but is not limited to, acts of God, fire, flood, undue shortage of energy or power, strikes, insurrection or mob violence, requirements or regulations of government with which a party cannot reasonably comply, and other causes of a similar nature that are beyond the


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control of a party. The party whose performance is prevented will notify the other party of the date of commencement and cause of each period of force majeure and the time of removal of such cause.

11. INDEPENDENT CONTRACTORS

     This Agreement shall not constitute or give rise to a partnership or joint venture between the parties. All activities by either party under the terms of this Agreement shall be carried on as independent contracting parties and not as an agent for or employee of the other party, and each party shall be solely responsible for the acts of its agents and employees. Neither party shall have any right, power, or authority to create any obligation, express or implied, on behalf of the other party.

12. NOTICES

     All notices, reports, and consents required or permitted to be given under this Agreement shall be in writing and deemed given when hand delivered or by documented overnight delivery service, or sent by telecopy, telefax, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested, to the party to whom the same is directed at its address as set forth below or to such other address as such party shall designate by notice under this
Section:

If to Buyer:                  A. Bradford Wyman
                              Wood Department
                              Crown Vantage
                              650 Main Street
                              Berlin, NH 03570-2489
                              Telecopy No. (603) 342-2301





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With a copy to:               Chris McLain, Esq.
                              Grown Vantage
                              300 Lakeside Drive, Rm. 1451
                              Oakland, CA ###-##-####
                              Telecopy No. (510) 874-3939

If to Seller:                 Hancock Timber Resources Group
                              99 High Street, 26th Floor
                              Boston, Massachusetts 02117
                              ATTN: Mr. Bruce McKnight
                              Telecopy No. (617) 747-1502

With a copy to                Henry L. Whittemore
                              Hancock Timber Resources Group
                              77 Water Street
                              Hallowell, Maine 04347
                              Telephone No. (207) 621-4020

                              Robert H. Golden, Esq.
                              John Hancock Mutual Life Insurance Company
                              Trinity Place - Home Office Receiving
                              Mortgage and Real Estate Law
                              T-50
                              Boston, Massachusetts 02117
                              Telecopy No. (617) 572-9268

                              Thomas J. Colgan
                              Wagner Forest Management, Ltd.
                              Route 10 North
                              P0 Box 160
                              Lyme, New Hampshire 03768
                              Telecopy No. (603) 795-2002

                              Karen A. Huber
                              Eaton, Peabody, Bradford & Veague, P.A.
                              Fleet Center - Exchange Street
                              P0 Box 1210
                              Bangor, Maine 04402-1210
                              Telecopy No. (207) 947-0111





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     (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The determination by any court of competent jurisdiction that one or more of the sections or provisions of this Agreement are unenforceable shall not invalidate this Agreement, and the decision of such court shall be given effect so as to limit to the extent possible the sections or provisions of this Agreement which are deemed unenforceable. To the extent such determination has a material impact upon the economic expectations of the parties hereto, the parties agree to make appropriate modifications to this Agreement to take such impact into account.

     (e) Headings; Construction. Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     (f) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, including by means of telefaxed signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     THIS AGREEMENT has been executed by the duly authorized representative of the parties as of the date first hereinabove set forth.



WITNESS                            CROWN PAPER CO.


/s/ R. Carl Anderson               By: /s/ Christopher M. McLain
- -----------------------------          -----------------------------
                                   Name: Christopher M. McLain
                                   Its: Senior Vice President,
                                   Duly Authorized
                                   [Execute in Black Ink]


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                                   JOHN HANCOCK MUTUAL LIFE
                                   INSURANCE COMPANY

                                   By: Hancock Natural Resources Group, Inc.,
                                   its Investment Manager, duly authorized



/s/ R. Carl Anderson               By: /s/ John P. Lollis
- -----------------------------          -----------------------------
                                   Name: John P. Lollis
                                   Its: Account Manager,
                                   Duly Authorized
                                   [Execute in Black Ink]





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